Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687 - 8080

VECTOR GROUP REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

     MIAMI, FL, August 9, 2006 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2006.
     Second quarter 2006 revenues were $113.4 million, compared to revenues of $113.1 million in the second quarter of 2005. The Company recorded operating income of $22.5 million in the 2006 second quarter, compared to operating income of $24.4 million in the second quarter of 2005. Loss from continuing operations for the 2006 second quarter was $3.3 million, or $0.07 per diluted common share, compared to income from continuing operations of $10.3 million, or $0.22 per diluted common share, in the 2005 second quarter. The results for the three months ended June 30, 2006 included a non-cash charge of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70 million of the Company’s 6.25% convertible notes due 2008. Adjusting for this debt conversion expense, the Company’s income from continuing operations for the 2006 second quarter would have been $11.5 million, or $0.21 per diluted common share.
     For the six months ended June 30, 2006, revenues were $231.1 million, compared to $217.3 million for the first six months of 2005. The Company recorded operating income of $42.7 million for the 2006 six-month period, compared to operating income of $43.0 million for the 2005 period. Income from continuing operations for the 2006 six-month period was $5.9 million, or $0.11 per diluted common share, compared to income from continuing operations of $18.7 million, or $0.40 per diluted common share, for the 2005 period. The results for the 2006 period included the debt conversion expense of $14.9 million. Adjusting for this debt conversion expense, income from continuing operations for the first six months of 2006 would have been $20.8 million, or $0.38 per diluted common share.
- more -

     For the three and six months ended June 30, 2006, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $111.6 million and $227.4 million, respectively, compared to $110.2 million and $211.9 million for the three and six months ended June 30, 2005, respectively. Operating income was $30.9 million for the second quarter of 2006 and $61.3 million for the first six months of 2006, compared to $34.3 million and $66.2 million for the three and six months ended June 30, 2005, respectively.
Conference Call To Discuss Second Quarter 2006 Results
     As previously announced, the Company will host a conference call and webcast on Thursday, August 10, 2006 at 11:00 A.M. (EDT) to discuss second quarter 2006 results. Investors can access the call by dialing 800-859-8150 and entering 84091160 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on August 10, 2006 through August 24, 2006. To access the replay, dial 877-656-8905 and enter 84091160 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenues*	$113,355	$113,113	$231,059	$217,286

Expenses:
Cost of goods sold*	69,304	65,901	142,645	124,900
Operating, selling, administrative and general expenses	21,591	22,850	45,727	49,376

Operating income	22,460	24,362	42,687	43,010

Other income (expenses):
Interest and dividend income	2,321	1,170	4,102	1,880
Interest expense	(8,802)	(9,242)	(17,068)	(15,889)
Loss on conversion of debt	(14,860)	—	(14,860)	—
Loss on investments, net	(17)	(5)	(47)	1,425
Gain from conversion of LTS notes	—	—	—	9,461
Equity in loss on operations of LTS	—	—	—	(299)
Equity income from non-consolidated real estate businesses	3,870	2,324	7,605	2,018
Other, net	31	57	77	56

Income from operations before provision for income taxes and minority interests	5,003	18,666	22,496	41,662
Income tax expense	8,352	8,781	16,552	21,299
Minority interests	—	392	—	(1,624)

(Loss) income from continuing operations	(3,349)	10,277	5,944	18,739

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	—	—	—	82
Gain on disposal of discontinued operations, net of minority interests and taxes	—	—	—	2,952

Income from discontinued operations	—	—	—	3,034

Net (loss) income	$(3,349)	$10,277	$5,944	$21,773

Per basic common share:

(Loss) income from continuing operations	$(0.07)	$0.23	$0.11	$0.43

Income from discontinued operations	$—	$—	$—	$0.07

Net (loss) income applicable to common shares	$(0.07)	$0.23	$0.11	$0.50

Per diluted common share:

(Loss) income from continuing operations	$(0.07)	$0.22	$0.11	$0.40

Income from discontinued operations	$—	$—	$—	$0.07

Net (loss) income applicable to common shares	$(0.07)	$0.22	$0.11	$0.47

Cash distributions declared per share	$0.40	$0.38	$0.80	$0.76

*	Revenues and Cost of goods sold include excise taxes of $39,686, $37,011, $79,803 and $70,443, respectively.

3